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                                                                    EXHIBIT 99.1

NEWS                                                                  [AIG LOGO]

Contact:  Charlene Hamrah (Investment Community)
          (212) 770-7074

          Joe Norton (News Media)
          (212) 770-3144

          AIG ISSUES INITIAL ESTIMATE OF LOSSES FROM HURRICANE KATRINA
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NEW YORK, September 20, 2005 - American International Group, Inc. (AIG) has
issued an initial estimate of its total expected losses relating to third quarter catastrophe events, principally Hurricane Katrina, totaling approximately $1.1 billion after-tax.

     AIG estimates that its total after-tax insurance related losses, net of reinsurance recoverables, to be recorded in the third quarter, will be approximately $900 million. In addition, AIG expects to record an after-tax charge of approximately $170 million relating to reinstatement premiums. The $900 million estimate includes AIG's Domestic Brokerage Group (including Lexington Insurance Company), Domestic Personal Lines business, Foreign General operations, Domestic Life Insurance operations, AIG's prorated share of losses from its majority ownership in Transatlantic Holdings, Inc. and Lloyd's Syndicate 1414 (Ascot), and AIG's minority investments in Allied World Assurance Co., Ltd and IPC Holding Ltd. In addition to insurance related losses, AIG estimates that it will incur approximately $60 million after-tax in non-insurance losses, primarily from consumer finance operations, investment portfolio impairments and AIG owned and leased facilities.

     These preliminary estimates involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, modeled numbers and industry loss estimates. Due to the unprecedented nature of this event, including legal and regulatory uncertainty, an inability to access portions of the affected areas, the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that AIG's ultimate costs associated with this event will not exceed these estimates.

     AIG President and Chief Executive Officer Martin J. Sullivan said, "Our top priorities continue to be to respond to our customers who have sustained a devastating loss of life and property caused by Hurricane Katrina and its aftermath and ensure the well being of our employees. Our employees in the region, including many who themselves suffered as a result of Katrina, are working diligently to provide immediate financial assistance to customers who have experienced losses. Katrina's wake of destruction is unprecedented, but AIG's financial strength and claims management expertise enable us to respond to a catastrophe of this magnitude. Our hearts go out to all who have suffered from this tragic event."

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     This press release contains forward-looking statements. Please refer to the
AIG Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, the AIG Annual Report on Form 10-K for the year ended December 31, 2004 and AIG's past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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     American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

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